Exhibit 10.6

TYSON FOODS, INC.
2000 STOCK INCENTIVE PLAN

STOCK INCENTIVE AWARD AGREEMENT
RESTRICTED STOCK SUBJECT TO PERFORMANCE CRITERIA

Team Member:            Participant Name
Personnel Number:            Employee ID

Award:	Quantity Granted Shares of Restricted Stock

Grant Date:	November 19, 2018
Initial Measurement Date:        September 30, 2018
Final Measurement Date:        October 2, 2021
Vesting Date:                November 29, 2021

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Exhibit 10.6

This Award is granted on the Grant Date by Tyson Foods, Inc., a Delaware corporation, to the Team Member (hereinafter referred to as “you”) identified on the cover page of this Stock Incentive Award Agreement (the “Award” as embodied by this “Award Agreement”).

1.
Terms and Conditions. The Award of Restricted Stock Subject to Performance Criteria (as set forth on the cover page of this Award Agreement) is subject to all the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan or any successors thereto, as such plan or its successors may be amended and restated from time to time (the “Plan”). Unless otherwise defined herein, all capitalized terms in this Award Agreement shall have the meaning stated in the Plan. Please see the Plan document for more information on these terms and conditions. A copy of the Plan is available upon request.

2.
Definitions. For purposes of this Award Agreement, “Cause”, “Disability”, “Good Reason”, and “Release” shall have the same meanings as set forth in your Employment Agreement, and the following terms shall have the meanings as set forth below:

2.1.
“Change in Control” shall have the meaning ascribed to it in the Plan but shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of Tyson or, if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.

2.2.	"Final Measurement Date" shall mean the date identified as such on the cover page of this Award Agreement.

2.3.	“Grant Date” shall mean the date identified as such on the cover page of this Award Agreement.

2.4.	"Initial Measurement Date" shall mean the date identified as such on the cover page of this Award Agreement.

2.5.
"Measurement Period" shall mean the three-fiscal year period from the Initial Measurement Date to (i) the Final Measurement Date or (ii) the date of your Termination of Employment pursuant to Section 3.2 or 3.3.

2.6.
“Operating Income” shall mean Tyson's GAAP operating income, as adjusted for significant impairments, restructuring and related charges, purchase accounting and acquisition related costs, merger and integration costs, and gains and losses associated with the sale or closure operations and other extraordinary items, in the reasonable discretion of the Compensation and Leadership Development Committee.

2.7.	“Operating Income Goal” for the Measurement Period shall be a cumulative Operating Income of $125,000,000.00.

2.8.	"Restricted Stock" means the shares of Tyson's Class A common stock subject to this Award Agreement.

2.9.	“Retirement” shall mean your voluntary Termination of Employment from Tyson on or after the later of the first anniversary of the Grant Date or the date you attain age sixty-two (62).

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Exhibit 10.6

2.10.
“Termination of Employment” shall have the meaning ascribed to it in the Plan but, in the event of a Change in Control, any successor and its affiliates shall replace Tyson and its affiliates in interpreting the meaning of a Termination of Employment.

2.11.	“Tyson” shall mean Tyson Foods, Inc., or any successor thereto.

2.12.	“Vesting Date” shall mean the date identified as such on the cover page of this Award Agreement.

2.13.	“Vesting Period” shall mean the period beginning on the Grant Date and ending on the Vesting Date.

3.	Vesting.

3.1.
Vesting and Forfeiture. The Award which becomes vested pursuant to the performance measures set forth in Section 4 shall be considered as fully earned by you, subject to the further provisions of this Section 3. Notwithstanding any other provision of this Award Agreement to the contrary, any Award will be forfeited back to Tyson in the event of: (i) your Termination of Employment before the Vesting Date, except as otherwise provided in Sections 3.2 through 3.4, or (ii) the failure to satisfy the performance measures provided in Section 4. The events described in Sections 3.2 through 3.4 are referred to herein as “Vesting Events.”

3.2.
Death, Disability or Retirement. In the event of your Termination of Employment due to death, Disability or Retirement before the Vesting Date, the Measurement Period will end on the date your employment is terminated and you will be entitled to the Award without any proration if the performance measures set forth in Section 4 are on track to be satisfied (e.g., on a run rate basis) as of the date of your termination.

3.3.
Termination by Tyson without Cause or by you for Good Reason. In the event of your Termination of Employment before the Vesting Date by Tyson for reasons other than for Cause or by you for Good Reason before the Vesting Date, and subject to your timely execution and non-revocation of a Release, the Measurement Period will end on the date your employment is terminated, and you will become entitled to a pro rata portion of the Award if the performance measures set forth in Section 4 are on track to be satisfied (e.g., on a run rate basis) as of the date of your termination. The pro rata portion of the Award in which you will become earned and vested will be determined by multiplying the number of unvested restricted shares by a fraction, the numerator of which is the total number of days that you were employed by Tyson between the Grant Date and your Termination of Employment and the denominator of which is the total number of days in the three-year vesting period ending in the Vesting Date. Notwithstanding the foregoing, in the event of your Termination of Employment by Tyson for reasons other than for Cause or by you for Good Reason on or after the later of the first anniversary of the Grant Date or the date you attain age 62, you will be fully vested in the Award subject to your timely execution and non-revocation of a Release.

3.4.
Change in Control. Following a Change in Control that occurs before the Award becomes vested, you will become fully vested in the Award upon the occurrence of either of the following events, provided such event occurs no later than twenty-four (24) months following the Change in Control (to the extent the Award has not otherwise become fully vested prior to such event): (i) you experience a Termination of Employment by Tyson without Cause or (ii) you resign from your employment on account of Good Reason.

4.
Performance Measure. The extent, if any, to which you shall have the right to the restricted shares subject to the Award also depends upon the extent to which the applicable performance measure has been satisfied as of the Final Measurement Date or the date of your Termination of Employment, as applicable, as specified below:

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Exhibit 10.6

If Operating Income for a Measurement Period is less than one hundred percent (100%) of the Operating Income Goal, no portion of the Award will become vested.
If Operating Income for a Measurement Period is equal to or greater than one hundred percent (100%) of the Operating Income Goal, or in the case of a Vesting Event following a Change in Control as described in Section 3.4, you shall become fully vested in the Award.
In the case of a Vesting Event pursuant to either Section 3.2 or Section 3.3, if the Operating Income Goal is on track to be satisfied as of the date of your Termination of Employment, you shall become vested in a pro rata portion of the Award as described in Section 3.2 or Section 3.3, as applicable.

5.
Delivery of Shares. To the extent the Award becomes vested and earned, it will be settled by the delivery to you of shares no longer subject to forfeiture restrictions as soon as administratively practicable following the Vesting Date or Vesting Event, as applicable, set forth in Section 3 as follows:

5.1	Prior to a Change in Control. If the Award is settled prior to a Change in Control, the Award will be settled in shares of Tyson Class A common stock.

5.2
On and After a Change in Control. If Tyson Foods, Inc. is the surviving entity, the Award will be settled in shares of Tyson Class A common stock. If the Award is settled on or after a Change in Control and Tyson Foods, Inc. is not the surviving entity, the Award will be settled either (i) in the number and class of shares of capital stock of the successor entity into which each outstanding share of Tyson Class A common stock has been converted pursuant to such Change in Control, unless the Committee determines in its sole discretion to settle the Award in cash; or (ii) if shareholders of Tyson Foods, Inc. receive consideration other than in shares of capital stock of the successor entity, such other consideration received by shareholders of Tyson Foods, Inc. or in cash , as the Committee may determine in its sole discretion.

6.
Withholding Taxes. By accepting the Award, you acknowledge and agree that you are responsible for all applicable income and other taxes, as well as any social insurance contributions and other deductions or withholdings required by applicable law, from any Award, including federal, FICA, state and local taxes applicable in your country of residence or employment. Tyson shall withhold taxes by any manner acceptable or administratively feasible under the terms of the Plan, but not to exceed the maximum tax due for the applicable income you receive from the Award, consistent with the laws of the applicable federal, state or local taxing authority.

7.
Clawback. Notwithstanding any other provision of this Award Agreement to the contrary, by executing this Award Agreement and accepting the Award, you agree and consent to the application and enforcement of any clawback policy that may be implemented by Tyson (whether in existence as of the Grant Date or later adopted, and as such policy may be amended from time to time) that may apply to you, any shares issued pursuant to this Award and/or any amount received with respect to any sale of any such shares, and you expressly agree that Tyson may take such actions as are necessary to effectuate the enforcement of such policy without your further consent or action. To the extent that the terms of this Award and any such policy conflict, then the terms of such policy shall prevail.

8.
Right of the Committee. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding.

9.
Severability. In the event that any one or more of the provisions or a portion thereof contained in this Award Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provision of this Award Agreement, and this Award

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Exhibit 10.6

Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

10.
Entire Agreement. Subject to the terms and conditions of the Plan, this Award Agreement expresses the entire understanding and agreement of Tyson and you with respect to the subject matter. In the event of any conflict or inconsistency between the terms of this Award Agreement and the terms applicable to stock incentive awards set forth in any employment agreement, offer letter, or other agreement or arrangement that you have entered into with Tyson and/or its affiliates, the former will always control. In the event of any conflict between the provisions of the Plan and the terms of this Award Agreement, the provisions of the Plan will control unless this Award Agreement explicitly states that an exception to the Plan is being made. The Award has been made pursuant to the Plan and an administrative record is maintained by the Committee.

11.
Restrictions on Transfer of Award. You shall not dispose of the Award prior to the date unrestricted, vested shares in your name are delivered to you by Tyson pursuant to Section 5. Any disposition of the Award or any portion thereof shall be a violation of the terms of this Award Agreement and shall be void and without effect; provided, however, that this provision shall not preclude a transfer as otherwise permitted by the Plan.

12.	Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award Agreement.

13.
Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and an injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

14.
No Vested Right in Future Awards. You acknowledge and agree that the granting of the Award under this Award Agreement is made on a fully discretionary basis by Tyson and that this Award Agreement does not lead to a vested right to further awards of any type in the future. Further, the Award set forth in this Award Agreement constitutes a non-recurrent benefit and the terms of this Award Agreement are applicable only to the Award granted pursuant to this Award Agreement.

15.
No Right to Continued Employment. You acknowledge and agree (through electronic acknowledgment and acceptance of this Award Agreement) that neither the adoption of the Plan nor the granting of any award shall confer any right to continued employment with Tyson, nor shall it interfere in any way with Tyson’s right to terminate your employment at any time for any reason in accordance with the terms of your Employment Agreement.

16.
Reduction to Maximize After-Tax Benefits. Notwithstanding anything contained in this Award Agreement to the contrary, if the total payments to be paid to you under this Award, along with any other payments to you by Tyson, would result in you being subject to the excise tax imposed by Section 4999 of the Code (commonly referred to as the “Golden Parachute Tax”), Tyson shall reduce the aggregate payments to the largest amount which can be paid to you without triggering the excise tax, but only if and to the extent that such reduction would result in you retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by you will be made by Tyson, in its sole discretion. If payments are to be reduced, the payments made latest in time will be reduced first and if payments are to be made at the same time, non-cash payments will be reduced before cash payments.

17.
Governing Law. The Plan, this Award Agreement and all determinations made and actions taken pursuant to the Plan or Award Agreement shall be governed by the laws of the State of Arkansas, without giving effect to the conflict of laws principles thereof.

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Exhibit 10.6

18.
Successors and Assigns. This Award Agreement shall inure to the benefit of and be binding upon each successor and assign of Tyson. All obligations imposed upon you, and all rights granted to Tyson hereunder, shall be binding upon your heirs, successors and administrators.

* * *

TYSON FOODS, INC.
By: . /s/ Mary Oleksiuk .
Title: EVP, Chief Human Resources Officer

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